Exhibit 4.1

OMNIBUS AMENDMENT TO SPECIFIED TERMS DOCUMENTS

THIS OMNIBUS AMENDMENT TO SPECIFIED TERMS DOCUMENTS, dated as of February 24, 2016 (this “Agreement”), is entered into between: (i) Discover Card Execution Note Trust, a Delaware statutory trust, as issuer (the “Issuer”), and (ii) U.S. Bank National Association, a national banking association, as indenture trustee under the Indenture referred to below (in such capacity, the “Indenture Trustee”).

WHEREAS, the Indenture Trustee and the Issuer are parties to (i) the Amended and Restated Indenture, dated as of December 22, 2015, as supplemented by the Second Amended and Restated Indenture Supplement, dated as of December 22, 2015, each by and between the Issuer and the Indenture Trustee (collectively, the “Indenture”) and (ii) certain Class C Terms Documents listed on Exhibit A (collectively, the “Class C Terms Documents”);

WHEREAS, the parties hereto intend to amend the Class C Terms Documents as set forth herein;

WHEREAS, this Agreement is being entered into pursuant to Section 1002 of the Indenture, and all conditions precedent to the execution of this Agreement, as set forth in such Section 1002, have been satisfied; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Indenture or the applicable Class C Terms Document, as amended hereby.

SECTION 2. AMENDMENTS TO CLASS C TERMS DOCUMENTS. Each of the Class C Terms Documents is amended by replacing in its entirety the definition of “Class C Reserve Account Percentage” thereof, with the following:

“ “Class C Reserve Account Percentage” means 0.00%.”

SECTION 3. EFFECTIVENESS. This Agreement shall become effective as of the date first set forth above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed and delivered a counterpart of this Agreement, (ii) the Rating Agency Condition shall have been satisfied and (iii) the Issuer shall have received written consent from the holder of the Class C Notes issued pursuant to the Class C Terms Documents to enter into this Agreement.

SECTION 4. BINDING EFFECT; RATIFICATION. (a) On and after the execution and delivery hereof, (i) this Agreement shall be a part of each of the Class C Terms Documents and (ii) each reference in any Class C Terms Document to “this Agreement”, “this Amendment”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to any Class C Terms Document, shall mean and be a reference to the applicable Class C Terms Document as amended hereby.

(b) Except as expressly amended hereby, each Class C Terms Document shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5. NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other related documents.

SECTION 6. NO PETITION. The Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law and it will not directly or indirectly institute or cause to be instituted against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

SECTION 7. MISCELLANEOUS. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK

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GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) Headings used herein are for convenience of reference only and shall not affect the meaning of this Agreement.

(c) This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By: WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee on behalf of the Issuer

By:	/s/ Jennifer A. Luce
Name:	Jennifer A. Luce
Title:	Vice President

Omnibus Amendment to Specified Terms Documents

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U.S BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as the Indenture Trustee

By:	/s/ Edwin J. Janis
Name:	Edwin J. Janis
Title:	Vice President

Omnibus Amendment to Specified Terms Documents

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EXHIBIT A

1.         The Class C(2013-1) Terms Document, dated as of September 27, 2013, between the Indenture Trustee and the Note Issuance Trust.

2.         The Class C(2014-2) Terms Document, dated as of April 30, 2014, between the Indenture Trustee and the Note Issuance Trust.

3.         The Class C(2014-3) Terms Document, dated as of December 9, 2014, between the Indenture Trustee and the Note Issuance Trust.

Omnibus Amendment to Specified Terms Documents